Exhibit 99.03

BMB MUNAI, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2017 AND 2016

Unaudited Pro Forma Condensed Combined Financial Statements

The following unaudited pro forma condensed combined financial statements are provided for informational purposes only and do not purport to represent what the actual combined results of operations or the combined balance sheet of the combined company would be had the Acquisition occurred on the dates assumed, nor are they necessarily indicative of future combined results of operations or combined financial position.

The unaudited pro forma condensed combined statements of operations for the periods presented give effect to the Acquisition as if they had been consummated, beginning of the earliest period presented. The unaudited pro forma condensed combined balance sheets give effect to the Acquisition as if they had occurred on the dates of those balances sheets.

The effects of the Acquisition have been prepared using the assumptions and adjustments described in the accompanying notes.

We describe the assumptions underlying the pro forma adjustments in the accompanying notes, which should also be read in conjunction with these unaudited condensed combined pro forma financial statements. Please read this information in conjunction with:

☐	The audited consolidated financial statements of BMB Munai, Inc. for the years ended March 31, 2017 and 2016.

☐	The audited consolidated financial statements of LLC IC Freedom Finance Inc. for the years ended March 31, 2017 and 2016.

☐	The audited financial statements of FFINEU Investments Limited for the years ended March 31, 2017 and 2016.

BMB MUNAI, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of March 31, 2017
 (All amounts in thousands of United States dollars, unless otherwise stated)

	BMB Munai, Inc. March 31, 2017	LLC IC Freedom Finance March 31, 2017	Pro-Forma Adjustments For LLC IC Freedom Finance		Pro-Forma Consolidated March 31, 2017	FFINEU Investments Limited	Pro-Forma Adjustments For FFINEU Investments Limited		Pro-Forma Consolidated March 31, 2017

ASSETS
Cash and cash equivalents	$51	$$ 21,780	$200	b	$22,031	$821	$10	b	$22,862
Restricted cash	8,534	4,085	-		12,619	130	-		12,749
Due from banks	-	-	-		-	1	-		1
Trading securities	-	81,575	-		81,575	-	-		81,575
Available-for-sale securities, at fair value	-	2	-		2	-	-		2
Brokerage and other receivables	-	481	-		481	-	-		481
Other assets	-	691	-		691	80	-		771
Deferred tax assets	-	1,026	-		1,026	-	-		1,026
Fixed assets	2	1,039	-		1,041	55	-		1,096
Goodwill	-	981	-		981	-	-		981
Loan issued	-	65	-		65	-	-		65

TOTAL ASSETS	$8,587	$111,725	$200		$120,512	$1,087	$10		$121,609

	LIABILITIES AND EQUITY (DEFICIT)

Derivative liability	$-	$495	$-		$495	$-	$-		$495
Debt securities issued	-	3,459	-		3,459	-	-		3,459
Customer liabilities	-	7,543	-		7,543	129	-		7,672
Related party payables	-	-	-		-	261	-		261
Current income tax liability	-	149	-		149	-	-		149
Deferred distribution payments	8,534	-	-		8,534	-	-		8,534
Trade payables	222	29	-		251	43	-		294
Securities repurchase agreement obligation	-	56,289	-		56,289	-	-		56,289
Other liabilities	-	372	-		372	-	-		372

TOTAL LIABILITIES	8,756	68,336	-		77,092	433	-		77,525

EQUITY
Common stock	280	-	207	c	487	376	(373)	c	490
Share capital	-	30,176	(30,176)	a	-	-	-		-
Additional paid in capital	775	2,043	29,969	a	32,787	1,019	373	a	34,179
Retained earnings	(1,224)	18,069	-		16,845	(703)	-		16,142
Accumulated other comprehensive loss	-	(6,899)	200	b	(6,699)	(38)	10	b	(6,727)

TOTAL EQUITY (DEFICIT)	(169)	43,389	200		43,420	654	10		44,084

TOTAL LIABILITIES AND EQUITY	$8,587	$111,725	$200		$120,512	$1,087	$10		$121,609

See notes to the unaudited pro forma condensed combined financial statements

BMB MUNAI, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ended March 31, 2017
(All amounts in thousands of United States dollars, unless otherwise stated)

	BMB Munai, Inc.	LLC IC Freedom Finance	Pro-Forma Adjustments		Pro-Forma Results	FFINEU Investments Limited	Pro-Forma Adjustments		Pro-Forma Results
Revenue:
Interest income	$4	$2,002	$-		$2,006	$-	$-		$2,006
Fee and commission income	-	4,131	-		4,131	8	-		4,139
Net gain on financial instruments through profit and loss	-	10,806	-		10,806	-	-		10,806
Net gain on derivative	-	1,905	-		1,905	-	-		1,905
Net realized gain on investments available for sale	-	276	-		276	-	-		276
Net gain on sale of fixed assets	-	29	-		29	-	-		29
Net gain on foreign exchange operations	-	274	-		274	-	-		274

TOTAL REVENUE	4	19,423	-		19,427	8	-		19,435

Expenses:
Interest expense	-	3,805	-		3,805	2	-		3,807
Fee and commission expense	-	394	-		394	1	-		395
Operating expense	582	8,190	(100)	b	8,672	479	(5)	b	9,146
Other expense/(income), net	-	210	-		210	-	-		210

TOTAL EXPENSE	582	12,599	(100)		13,081	482	(5)		13,558

NET INCOME BEFORE INCOME TAX	(578)	6,824	100	b	6,346	(474)	5		5,877

Income tax benefit/(expense)	-	524	-		524	-	-		524

NET INCOME	($578)	$7,348	$100		$6,870	$(474)	$5		$6,401

Income/(loss) per share basic and diluted	$0.00								$0.01
Weighted average number of shares outstanding	244,214,739								490,000,000	c

See notes to the unaudited pro forma condensed combined financial statements

BMB MUNAI, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ended March 31, 2016
(All amounts in thousands of United States dollars, unless otherwise stated)

	BMB Munai, Inc.	LLC IC Freedom Finance	Pro-Forma Adjustments		Pro-Forma Results	FFINEU Investments Limited	Pro-Forma Adjustments		Pro-Forma Results
Revenue:
Interest income	$2	$1,278	$-		$1,280	$-	$-		$1,280
Fee and commission income	-	1,832	-		1,832	-	-		1,832
Net gain on financial instruments through profit and loss	-	13,880	-		13,880	-	-		13,880
Net gain on sale of fixed assets	-	1	-		1	-	-		1
Net gain on foreign exchange operations	-	290	-		290	-	-		290

TOTAL REVENUE	2	17,281	-		17,283	-	-		17,283

Expenses:
Interest expense	-	1,488	-		1,488	-	-		1,488
Fee and commission expense	-	148	-		148	-	-		148
Operating expense	494	6,542	(100)	b	6,936	171	(5)	b	7,102
Other expense/(income), net	-	(240)	-		(240)	-	-		(240)

TOTAL EXPENSE	494	7,938	(100)		8,332	171	(5)		8,498

NET INCOME BEFORE INCOME TAX	(492)	9,343	100		8,951	(171)	5		8,785

Income tax benefit/(expense)	-	(183)	-		(183)	-	-		(183)

NET INCOME	($492)	$9,160	$100		$8,768	($171)	$5		$8,602

Income/(loss) per share basic and diluted	$0.00								$0.02
Weighted average number of shares outstanding	280,339,467								490,000,000	c

See notes to the unaudited pro forma condensed combined financial statements

BMB MUNAI, INC.
NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Description of the Proposed Transaction

On November 23, 2015, BMB Munai, Inc., a Nevada corporation (the “Company”) entered into a Share Exchange and Acquisition Agreement with Timur Turlov (the “Acquisition Agreement”), the 100% owner of FFIN Securities, Inc., a Nevada corporation, (“FFIN”) LLC IC Freedom Finance, a Russian limited company (“Freedom RU”), and FFINEU Investments Limited, a Cyprus limited company (Freedom CY”). The Company and Mr. Turlov entered the Acquisition Agreement with the intent to build an international, broadly based brokerage and financial services firm to meet the growing demand from an increasing number of investors in Russia and Kazakhstan for access to the financial opportunities, relative stability, and comprehensive regulatory reputation of the U.S. securities markets.

Pursuant to the Acquisition Agreement, the Company acquired FFIN from Mr. Turlov in exchange for 224,551,913 shares of Company common stock, which constituted approximately 80.1% of the Company’s outstanding common stock after giving effect to the transaction.

On June 29, 2017, BMBM closed the acquisition of Freedom RU. The acquisition of Freedom RU included the securities brokerage and financial services business conducted by it in Russia, along with its wholly owned subsidiaries: JSC Freedom Finance, a Kazahstan joint stock company and the securities brokerage and financial services business conducted by it in Kazakhstan; LLC FFIN Bank, a Russian limited company, and the banking business conducted by it in Russia, KZ Branch and LLC First Stock Sale, a Russian limited company, and the online securities marketplace it provides to Russian investors.

Pursuant to the terms of the Acquisition Agreement, the Company had agreed to issue sufficient shares to Mr. Turlov such that following the acquisitions of FFIN, Freedom RU and Freedom CY, Mr. Turlov would own up to approximately 95% of the issued and outstanding common stock of the Company, which together with our currently outstanding stock, would exceed our authorized common stock. As we had insufficient authorized but unissued common stock to deliver the full agreed upon consideration to Mr. Turlov at the closing of the Freedom RU acquisition, as an accommodation to facilitate the closing, Mr. Turlov agreed to accept a partial issuance of 209,660,533 shares of Company common stock, and to defer issuance of the balance of the shares agreed to until such time as the Company can complete a reverse stock split and recapitalization to provide it sufficient additional shares to issue him the percentage agreed in the Acquisition Agreement.

The Company is working with Cypress Securities and Exchange Commission to obtain the necessary regulatory approvals to transfer ownership of Freedom CY, and the brokerage and financial services business conducted by it in Cyprus, to the Company. While the Company now believes the acquisition of Freedom CY is probable, at this time it cannot predict if and/or when the required regulatory approvals will be granted.

Note 2. Basis of Presentation

These unaudited pro forma condensed combined financial statements were prepared as of March 31, 2017, and for the years ended March 31, 2017 and 2016, based on the audited financial statements of BMB Munai Inc., FFINEU Investments Limited and LLC IC Freedom Finance.

The unaudited pro forma condensed combined financial statements are based on the historical financial statements of BMB Munai Inc., LLC IC Freedom Finance and FFINEU Investments Limited after giving effect to the share exchange transaction. The Company has used the assumptions and adjustments described in the accompanying note 3 to the unaudited pro forma condensed combined financial statements.

The Acquisition will be accounted for as a common control transaction in accordance with the Financial Accounting Standards Board (ASC 805-50, Business Combinations – Common control transactions). The management of the Company has evaluated the guidance contained in ASC 805 with respect to the combinations among entities or businesses under common control and conclude that since Mr. Turlov is a majority shareholder of BMB Munai, Inc. and the owner of LLC IC Freedom Finance and FFINEU Investments Limited, therefore, this is a common control transaction and does not result in a change in control at the ultimate parent or the controlling shareholder level. Therefore, unlike accounting for business combinations, common control transactions are not accounted for at fair value. Rather, common control transactions are generally accounted for at the carrying amount of the net assets or equity interests transferred.

As transactions among entities under common control do not result in a change in control at the ultimate parent level, the ultimate parent’s consolidated financial statements will not be affected by a common control transaction. Any differences between the proceeds received or transferred and the carrying amounts of the net assets are considered equity transactions that would be eliminated in consolidation, and no gain or loss would be recognized in the consolidated financial statements of the ultimate parent. Resultantly, the financial position and the results of operations of BMB Munai Inc., LLC IC Freedom Finance and FFINEU Investments Limited are combined together as if they were operating as one entity from the beginning.

Note 3. Pro Forma Adjustments

The unaudited pro forma condensed combined financial statements give effect to the following adjustments:

a.
Issuance of an aggregate of approximately 209,660,533 shares of its common stock to Timur Turlov, par value $0.001, in exchange for 100% of equity interests of LLC IC Freedom Finance and FFINEU Investments Limited in accordance with the Share Exchange and Acquisition Agreement dated November 23, 2015.

Immediately following the closing of the Share Exchange Transaction, the authorized capital of the Company consists of 500,000,000 Shares of common stock, par value US$0.001 per share of which 490,000,000 shares are issued and outstanding, and 20,000,000 shares of preferred stock, par value US$0.001 per share, of which no shares are issued or outstanding.

b.
As explained in Note 2, the financial position and the results of operations of BMB Munai Inc., LLC IC Freedom Finance and FFINEU Investments Limited have been combined in accordance with the guidance provided under ASC 805-50 relating to combination of entities under common control transactions.

c.	The weighted average shares of 490,000,000 represents total outstanding common stock of BMB Munai Inc. after giving effect to the Share Exchange Transaction.